Exhibit 99.1

FOR IMMEDIATE RELEASE

Otonomy Reports First Quarter 2015 Financial Results and Provides Corporate Update

SAN DIEGO, May 12, 2015 — Otonomy, Inc. (NASDAQ: OTIC), a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics for diseases and disorders of the inner and middle ear, today reported financial results for the quarter ended March 31, 2015 and provided an update on its corporate activities and product pipeline.

First Quarter 2015 and Subsequent Highlights

•	Filed New Drug Application (NDA) with FDA for AuriProTM: On February 25, 2015, Otonomy submitted an NDA to the U.S. Food and Drug Administration (FDA) for the approval of AuriPro as a treatment of middle ear effusion in pediatric patients undergoing tympanostomy tube placement (TTP) surgery. On April 28, 2015, Otonomy announced the FDA’s acceptance of the AuriPro NDA submission for review. The FDA has assigned a Prescription Drug User Fee Act (PDUFA) action date of December 25, 2015. If approved by or on the PDUFA date, Otonomy expects to launch the product in the United States during the first quarter of 2016.

•	Presented Positive AuriPro Phase 3 Results at American Society of Pediatric Otolaryngology (ASPO) Meeting: On April 24, 2015, results of the AuriPro Phase 3 trials were the subject of an oral presentation at the ASPO meeting, titled “Results of Two Phase 3 Clinical Trials To Assess The Safety and Efficacy Of Extended-Release Ciprofloxacin Gel For Intratympanic Administration In Children With Middle Ear Effusion Undergoing Tympanostomy Tube Placement.”

•	Initiated and Completed Enrollment in Phase 2 Clinical Trial for AuriPro in Label Expansion Indication: In March 2015, Otonomy announced the enrollment of the first patients in a Phase 2 clinical trial evaluating AuriPro for the treatment of pediatric patients with acute otitis media with tympanostomy tubes (AOMT), and in May 2015, Otonomy announced the completion of enrollment in the trial. The one-month, prospective, multicenter, open-label trial enrolled a total of 39 pediatric patients in the United States and the initial results demonstrated feasibility of AuriPro use in AOMT.

•	Completed Enrollment of OTO-104 Multiple-Dose Safety Study in Ménière’s Disease: On April 20, 2015, Otonomy announced the completion of enrollment in a multiple-dose safety study of OTO-104 in patients with Ménière’s disease. This prospective, randomized, placebo-controlled study is designed to evaluate the safety of quarterly dosing of OTO-104. The study enrolled a total of 128 Ménière’s patients across multiple trial sites in the United Kingdom.

•	Appointed Dean Hakanson, M.D., as Chief Medical Officer: On April 1, 2015, Otonomy announced the appointment of Dean Hakanson, M.D., as chief medical officer. Dr. Hakanson has more than 16 years of industry experience in medical affairs, market access and health economic research with leading pharmaceutical companies including Novartis, Bristol-Myers Squibb, Genentech and GlaxoSmithKline.

•	Appointed George J. Morrow as Director: On April 30, 2015, Otonomy announced the appointment of George J. Morrow to the Board of Directors. Mr. Morrow has extensive experience in pharmaceutical sales and marketing. He led global commercial operations at Amgen for nearly a decade, held senior level commercial roles for nearly 10 years at GlaxoSmithKline and its subsidiaries including president and CEO of Glaxo Wellcome Inc., and served in various sales and marketing positions of increasing responsibility during 11 years at Merck.

•	Completed Follow-on Public Offering: In January 2015, Otonomy completed a follow-on public offering of 2,932,500 shares of its common stock (including exercise of the underwriters’ option to purchase an additional 382,500 shares) at an offering price of $29.25 per share. Net proceeds from the follow-on offering were approximately $80 million.

•	Requested Patent Interference Proceeding with USPTO: In April 2015, Otonomy filed a Suggestion of Interference with the United States Patent and Trademark Office (USPTO) related to one of Otonomy’s patent applications and a patent application assigned to Auris Medical Holding AG. This action does not involve issued U.S. patents covering Otonomy’s product candidates but is intended to support Otonomy’s strategy to broadly protect sustained-exposure drug delivery to the ear.

•	Entered Lease Agreement for New Headquarters Facility: In May 2015, Otonomy entered into a lease agreement with ARE-SD Region No. 34, LLC for the lease of an approximately 61,755 square foot building to be constructed at 4796 Executive Drive, San Diego, California. The new building will accommodate growth of the Otonomy team to support commercialization efforts and development of an expanding product pipeline. The lease provides for the landlord to construct the building at its cost and to use reasonable efforts to complete the building in October 2016.

“It has been a busy and highly productive start to the year for Otonomy as evidenced by our filing and acceptance of the AuriPro NDA ahead of schedule, the initiation and completion of a clinical trial demonstrating the feasibility of AuriPro use for a label expansion indication, and the completion of enrollment in a study that will provide multiple-dose safety data for OTO-104 in Ménière’s disease patients,” said David A. Weber, Ph.D., president and CEO of Otonomy. “We have also made significant strides in preparing for our transition to a commercial enterprise by making key appointments to both our management team and Board of Directors. Looking forward, we expect important news flow in the second quarter of 2015 including results from our Phase 2b clinical trial for OTO-104 in Ménière’s disease patients.”

Anticipated Upcoming Milestones

•	Results from the OTO-104 Phase 2b clinical trial in Ménière’s disease patients are expected during the second quarter of 2015. If results are positive, Otonomy intends to initiate a second pivotal trial of OTO-104 in Ménière’s disease patients in 2015.

•	Initiation of a clinical trial for AuriPro in a second potential expansion indication is expected in 2015.

•	Investigational New Drug (IND) filing and initiation of a Phase 1 clinical trial for OTO-311, a potential treatment for tinnitus, is expected in 2015.

First Quarter Financial Highlights

•	Cash, cash equivalents, and short-term investments totaled $223.6 million as of March 31, 2015, compared with $156.0 million as of December 31, 2014. This includes proceeds from the January 2015 follow-on public offering totaling approximately $80.0 million, net of underwriting discounts, commissions and offering-related transaction costs.

•	Operating expenses totaled $12.1 million for the first quarter of 2015 compared to operating expenses of $10.6 million for the first quarter of 2014.

•	Research and development expenses for the first quarter of 2015 were $8.6 million, compared with $9.0 million for the first quarter of 2014. The decrease was primarily a result of lower clinical trial-related expenses for AuriPro following the completion of two Phase 3 clinical trials during the second half of 2014, partially offset by increased preclinical development expenses for OTO-311, a $1.0 million development milestone that was met when the AuriPro NDA was submitted to the FDA in February 2015, increased personnel costs and increased clinical trial-related expenses for OTO-104.

•	General and administrative expenses for the first quarter of 2015 were $3.5 million, compared to $1.6 million for the first quarter of 2014. The increase was primarily attributable to expanded operating activities, costs related to commercial preparation activities and costs associated with becoming a publicly traded company.

•	Net loss for the first quarter of 2015 was $12.0 million, compared to net loss of $10.8 million for the first quarter of 2014.

•	Management continues to expect operating expenses for 2015 to be in the range of $70-$75 million.

About Otonomy

Otonomy is a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics for diseases and disorders of the ear. Otonomy’s proprietary technology provides sustained exposure of drugs to the middle and inner ear following a single intratympanic injection. Otonomy has three product candidates in development. AuriPro™ is an antibiotic that has completed Phase 3 clinical trials in pediatric patients with middle ear effusion at the time of tympanostomy tube placement surgery, and a New Drug Application for AuriPro in this indication has been filed with the FDA. OTO-104 is a steroid that is in the first of two pivotal clinical studies for the treatment of patients with Ménière’s disease. OTO-311 is an NMDA receptor antagonist in development as a treatment for tinnitus. For additional information please visit www.otonomy.com.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or Otonomy’s future financial or operating performance. Forward-looking statements in this press release include, but are not limited to, Otonomy’s expectations regarding the commercial launch of AuriPro in the United States, the timing of results from the Phase 2b clinical trial of OTO-104, the initiation of a second pivotal trial of OTO-104, the initiation of a clinical trial for AuriPro in a second potential expansion indication, the timing of an IND filing with the FDA and initiation of a Phase 1 clinical trial for OTO-311, estimated operating expenses for 2015, Otonomy’s chief executive officer’s statement regarding the second quarter of 2015, and Otonomy’s new headquarters facility. Otonomy’s expectations regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties. Actual results may differ materially from those indicated by these forward-looking statements as a result of these risks and uncertainties, including but not limited to: Otonomy’s limited operating history and its expectation that it will incur significant losses for the foreseeable future; Otonomy’s ability to obtain substantial additional financing; Otonomy’s dependence on the regulatory and commercial success of AuriPro and OTO-104 and advancing additional product candidates, such as OTO-311; the uncertainties inherent in the clinical drug development process, including, without limitation, Otonomy’s ability to adequately demonstrate the safety and efficacy of its product candidates, the preclinical and clinical results for its product candidates, which may not support further development of product candidates, and challenges related to patient enrollment in clinical trials; Otonomy’s ability to obtain regulatory approval for its product candidates; side effects or adverse events associated with Otonomy’s product candidates; competition in the biopharmaceutical industry; Otonomy’s dependence on third parties to conduct preclinical studies and clinical trials; Otonomy’s dependence on third parties for the manufacture of products; Otonomy’s dependence on a small number of suppliers for raw materials; Otonomy’s ability to protect its intellectual property related to product candidates in the United States and throughout the world; expectations regarding potential market size, opportunity and growth; Otonomy’s ability to manage operating expenses; implementation of Otonomy’s business model and strategic plans for its business, products and technology; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors”

in Otonomy’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the SEC) on May 12, 2015, and Otonomy’s future reports to be filed with the SEC. The forward-looking statements in this press release are based on information available to Otonomy as of the date hereof. Otonomy disclaims any obligation to update any forward-looking statements, except as required by law.

Otonomy, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2015	2014
	(unaudited)
Operating expenses:
Research and development	$8,607	$8,991
General and administrative	3,501	1,565

Total operating expenses	12,108	10,556

Loss from operations	(12,108)	(10,556)

Other income (expense)	91	(265)

Net loss	(12,017)	(10,821)
Accretion to redemption value of convertible preferred stock	—	(13)

Net loss attributable to common stockholders	$(12,017)	$(10,834)

Net loss per share attributable to common stockholders, basic and diluted	$(0.52)	$(129.52)

Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	23,196,011	83,649

Otonomy, Inc.

Condensed Balance Sheet Data

(in thousands)

	As of March 31, 2015	As of December 31, 2014
	(unaudited)

Cash and cash equivalents	$201,042	$139,810

Short-term investments	22,560	16,223

Total assets	230,016	159,164

Total liabilities	6,999	5,551

Accumulated deficit	(114,486)	(102,469)

Total stockholders’ equity	223,017	153,613

Contacts:

Media Inquiries

Canale Communications

Heidi Chokeir, Ph.D.

Vice President

619.849.5377

heidi@canalecomm.com

Investor Inquiries

Westwicke Partners

Robert H. Uhl

Managing Director

858.356.5932

robert.uhl@westwicke.com

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